UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                        *

                             Silknet Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   827094 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ] Rule 13d-1(b)
                [ ] Rule 13d-1(c)
                [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 2 OF 11 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Zero Stage Capital V, L.P.  (IRS # 04-3216264)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        MA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,667,033
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,667,033
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,667,033
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.15%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 3 OF 11 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Zero Stage Capital Associates, L.P.  (IRS # 04-3239846)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        MA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,667,033
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,667,033
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,667,033
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.15%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 4 OF 11 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gordon Baty
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                4,667
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,667,033
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  4,667
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,667,033
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,671,700
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.18%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 5 OF 11 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul Kelley
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,667,033
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,667,033
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,667,033
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.15%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 6 OF 11 PAGES
-----------------------                                      -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stanley Fung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,939
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,667,033
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,939
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,667,033
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,669,972
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.17%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 7 OF 11 PAGES
-----------------------                                      -------------------


                                  Schedule 13G
                                  ------------


ITEM 1(A).        NAME OF ISSUER:  Silknet Software, Inc. (the "Issuer")

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: The Gateway Building, 50 Phillippe Cote Street, Manchester, NH 03101.

ITEM 2(A). NAMES OF PERSONS FILING: Zero Stage Capital V, L.P. ("Zero Stage V"); Zero Stage Capital Associates, L.P. ("Zero Stage Associates"); Gordon Baty, Paul Kelley and Stanley Fung (collectively, the "General Partners"). The General Partners, Zero Stage V and Zero Stage Associates are collectively referred to as the "Reporting Persons".

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of the Reporting Persons is c/o Zero Stage Capital, 101 Main Street, Kendall Square, Cambridge, MA 02142.

ITEM 2(C). CITIZENSHIP: Zero Stage V and Zero Stage Associates are limited partnerships organized under the laws of the Commonwealth of Massachusetts. Each of the General Partners is a U.S. citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value (the "Common Stock")

ITEM 2(E).        CUSIP NUMBER:  827094  10  3

ITEM 3.           Not Applicable.

ITEM 4.           OWNERSHIP.

                  (a)      Amount Beneficially Owned:

                           Each of Zero Stage V, Zero Stage Associates and Paul Kelley may be deemed to beneficially own 1,667,033 shares of Common Stock as of December 31, 1999. Gordon Baty may be deemed to beneficially own 1,671,700 shares of Common Stock as of December 31, 1999. Stanley Fung may be deemed to beneficially own 1,669,972 shares of Common Stock as of December 31, 1999.

                           Zero Stage V is the record owner of 1,667,033 shares of Common Stock as of December 31, 1999. Each of Zero Stage Associates and Paul Kelley are the record owners of 0 shares of Common Stock as of December 31, 1999. Gordon Baty is the record owner of 4,667 shares of Common Stock as of December 31, 1999. Stanley Fung is the record owner of 2,939 shares of Common Stock as of December 31, 1999. Each of the General Partners expressly disclaims beneficial ownership of any shares owned by Zero Stage V.

                           Zero Stage Associates is the sole general partner of Zero Stage V. The General Partners are the general partners of Zero Stage Associates.

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 8 OF 11 PAGES
-----------------------                                      -------------------


                  (b)      Percent of Class:

                           Zero Stage V, 10.15%; Zero Stage Associates, 10.15%; Gordon Baty, 10.18%, Paul Kelley, 10.15%; and Stanley Fung, 10.17%. The foregoing percentages are calculated based on the 16,415,667 shares of Common Stock reported by the Issuer to be outstanding as of November 5, 1999.

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    Zero Stage V, 0; Zero Stage Associates, 0;
                                    Gordon Baty, 4,667; Paul Kelley, 0; Stanley
                                    Fung, 2,939.

                           (ii)     shared power to vote or to direct the vote:
                                    Zero Stage V, 1,667,033; Zero Stage
                                    Associates, 1,667,033; Gordon Baty,
                                    1,667,033; Paul Kelley, 1,667,033; Stanley
                                    Fung, 1,667,033.

                           (iii)    sole power to dispose or direct the
                                    disposition of: Zero Stage V, 0; Zero Stage
                                    Associates, 0; Gordon Baty, 4,667; Paul
                                    Kelley, 0; Stanley Fung, 2,939.

                           (iv) shared power to dispose or direct the disposition of: Zero Stage V, 1,667,033; Zero Stage Associates, 1,667,033; Gordon Baty, 1,667,033; Paul Kelley, 1,667,033;
                                    Stanley Fung, 1,667,033.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.
                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not Applicable. Zero Stage V, Zero Stage Associates and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

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CUSIP NO.   827094 10 3               13G                    PAGE 9 OF 11 PAGES
-----------------------                                      -------------------


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  Not Applicable.

ITEM 10.          CERTIFICATION.
                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

-----------------------                                      -------------------
CUSIP NO.   827094 10 3               13G                    PAGE 10 OF 11 PAGES
-----------------------                                      -------------------


                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                    ZERO STAGE CAPITAL V, L.P.

                                    By:   Zero Stage Capital Associates, L.P.,
                                          Its General Partner

                                    By:   /s/ Stanley Fung
                                          ---------------------
                                          Stanley Fung
                                          General Partner



                                    ZERO STAGE CAPITAL ASSOCIATES, L.P.

                                    By:   /s/ Stanley Fung
                                          ---------------------
                                          Stanley Fung
                                          General Partner


                                          /s/ Gordon Baty
                                          ---------------------
                                          Gordon Baty


                                          /s/ Paul Kelley
                                          ---------------------
                                          Paul Kelley


                                          /s/ Stanley Fung
                                          ---------------------
                                          Stanley Fung

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CUSIP NO.   827094 10 3               13G                    PAGE 11 OF 11 PAGES
-----------------------                                      -------------------


                                    AGREEMENT
                                    ---------

      Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Silknet Software, Inc.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 2000

                                    ZERO STAGE CAPITAL V, L.P.

                                    By:   Zero Stage Capital Associates, L.P.,
                                          Its General Partner

                                    By:   /s/ Stanley Fung
                                          ---------------------
                                          Stanley Fung
                                          General Partner



                                    ZERO STAGE CAPITAL ASSOCIATES, L.P.

                                    By:   /s/ Stanley Fung
                                          ---------------------
                                          Stanley Fung
                                          General Partner


                                          /s/ Gordon Baty
                                          ---------------------
                                          Gordon Baty


                                          /s/ Paul Kelley
                                          ---------------------
                                          Paul Kelley


                                          /s/ Stanley Fung
                                          ---------------------
                                          Stanley Fung